Exhibit 10.1

Radius Health, Inc.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, entered into as of July 1, 2013, (this “Agreement”), is between Radius Health, Inc., a Delaware corporation (hereinafter called the “Company”), and Morana Jovan-Embiricos (hereinafter called the “Consultant”).

WHEREAS, the Company and the Consultant desire to enter into this Agreement pursuant to which the Consultant will provide certain consulting services to the Company.

NOW THEREFORE, for the premises and conditions set forth herein and for consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.                                      Consulting Services.

(a)                                 Subject to and upon the terms and conditions set forth in this Agreement (including Section 2 hereof), the Company hereby retains the Consultant, and the Consultant hereby agrees to provide to the Company, such financial and strategic consulting services as may be requested by the Company, and such other consulting services as may be reasonably requested by the Company from time to time.  In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company or expectation of future employment of the Consultant by the Company.

(b)                                 The Consultant shall provide her consulting services hereunder at such times and places as are mutually agreed upon by the Consultant and the Company; provided that the Consultant shall not be required to spend more than 20 hours per calendar month performing services for the Company hereunder.

2.                                      Reporting.  The Consultant shall meet in person with a member of the Company’s management and shall report on the consulting services performed hereunder from time to time as requested by the Company during the term of this Agreement.  The Consultant represents, warrants and covenants to the Company that each report of her activities will be true, accurate and correct in all respects.  The failure of the Consultant to meet with representatives of the Company as set forth in this Section 2 shall be deemed to be a breach of this Agreement.

3.                                      Compensation.

(a)                                 So long as the Consultant is providing consulting services to the Company under this Agreement during the Term of this Agreement, the Company agrees to pay the Consultant a consulting fee in cash of $160,000 (“Consulting Fees”) during the Term (as defined below) of this Agreement.  The Consulting Fees shall be paid as follows: $80,000 paid promptly following the execution of this Agreement and $80,000 on October 1, 2013.

(b)                                 The Company will not withhold any tax or Social Security payments due, if any, from the Consultant to any governmental taxing authority.  The Consultant hereby agrees that she will timely pay all taxes and fees upon the income and other compensation she has earned from the Company, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue and other compensation derived by the Consultant under this Agreement.

(c)                                  Except for the Consulting Fees provided for in this Section 3, the Company shall have no obligation to provide any compensation or other benefits to the Consultant with respect to any consulting services rendered by the Consultant to the Company hereunder.

4.                                      Representations of Consultant.  The Consultant hereby represents and warrants to the Company that she is free to enter into this Agreement, she has not made and will not make any agreements in conflict with this Agreement, and she will not disclose to the Company, or use for the Company’s benefit, any trade secrets or confidential information which is the property of any other person.  Without limiting the generality of the foregoing, the Consultant shall not disclose to the Company, and shall not use for the Company’s benefit, any information relating to or arising out of her utilizing the funds, personnel, facilities, materials or other resources of any other person (if any), until such information has been published.

5.                                      Term.  This Agreement shall take effect as of the date of this Agreement and shall continue thereafter in full force and effect until the earlier to occur of (a) June 30, 2014 and (b) the effective date of termination of the Consultant’s consulting services hereunder pursuant to the provisions of Section 6 below.  For purposes of this Agreement, the period of time during which this Agreement is in full force and effect shall be hereinafter referred to as the “Term”.

6.                                      Termination.

(a)                                 This Agreement and the consulting services provided by the Consultant hereunder shall terminate immediately upon the Consultant’s death.  Upon any termination pursuant to this Section 6(a), the Consultant shall be entitled to (i) any Consulting Fees that had been paid through the date of such termination and (ii) any Consulting Fees that would have been paid to the Consultant during the remainder of the Term if this Agreement had not been so terminated.  The Consultant shall not be entitled to any other compensation hereunder on the date of such termination.

(b)                                 This Agreement and the consulting services provided by the Consultant hereunder may be terminated at any time by the Consultant for any reason or no reason by giving at least ten (10) days prior written notice of termination to the Company.  Upon any termination pursuant to this Section 6(b), the Consultant shall be entitled to any Consulting Fees that had been paid through the date of such termination.  The Consultant shall not otherwise be entitled to any Consulting Fees.

(c)                                  This Agreement and the consulting services provided by the Consultant hereunder may be terminated at any time by the Company for any reason or no reason by giving written notice of termination to the Consultant.  Upon any termination pursuant to this Section 6(c), the Consultant shall be entitled to (i) any Consulting Fees that had been paid through the date of such termination and (ii) any Consulting Fees that would have been paid to the Consultant during the remainder of the Term if this Agreement had not been so terminated.  The Consultant shall not be entitled to any other compensation hereunder on the date of such termination.

7.                                      Confidential Information.

(a)                                 For purposes of this Agreement, the term “Confidential Information” shall mean (i) confidential information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Consultant (whether prior to or after the signing of this Agreement) or which the Consultant is given after the date of this Agreement and prior to the termination of her consulting services to the Company.  Without limiting the generality of the foregoing, the term “Confidential Information” shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, know-how, patents, trademarks and copyrights (including all records pertaining to any of the foregoing), whether or not reduced to writing, that are owned by the Company, or that are required to be assigned to the Company by any person, including, without limitation, any employee or Consultant of the Company, or that are licensed to the Company by any person, (B) all Inventions (as defined in Section 8(a) below) assigned by the Consultant to the Company pursuant to Section 8(b) below, (C) information regarding the Company’s plans for research and development or for new products, (D) engineering or manufacturing information pertaining to the Company or any of its operations or products, (E) information regarding regulatory matters pertaining to the Company, (F) information regarding any acquisition or strategic alliance effected by the Company or any proposed acquisition or strategic alliance being considered by the Company, (G) information regarding the status or outcome of any negotiations engaged in by the Company, (H) information regarding the existence or terms of any contract entered into by the Company, (I) information regarding any aspect of the Company’s intellectual property position, (J) information regarding prices or costs of the Company, (K) information regarding any aspect of the Company’s business strategy, including, without limitation, the Company’s marketing, selling and distribution strategies, (L) information regarding customers or suppliers of the Company, (M) information regarding the skills, compensation and other terms of employment or engagement of the Company’s employees and consultants, (N) business plans, budgets and unpublished financial statements and unpublished financial data of the Company, (O) information regarding marketing and sales of any actual or proposed product or services of the Company and (P) any other information that the Company may designate as confidential.

(b)                                 The Consultant acknowledges that, except to the extent otherwise provided below in this Section 7(b) or in Section 7(d) hereof, all Confidential Information disclosed to or acquired by the Consultant is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant for the Company’s sole benefit.  Except as otherwise provided below in this Section 7(b) or in Section 7(d) hereof, the Consultant shall not, at any time during or after the Term, use for herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company.  Notwithstanding anything in this Section 7(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Consultant may use Confidential Information in connection with providing consulting services to the Company and (B) the Consultant may disclose Confidential Information to any employee, consultant or advisor to or of the Company who has a need to know such Confidential Information in order to perform or provide any services to the Company in the ordinary course and within the scope of such employee’s, consultant’s or advisor’s engagement by the Company.

(c)                                  The Consultant acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes.  During the Term and thereafter, the Consultant shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 7(c) or in Section 7(d) below.  Notwithstanding anything in this Section 7(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Consultant may use Third Party Confidential Information in connection with providing consulting services to the Company and (B) the Consultant may disclose Third Party Confidential Information to any employee, consultant or advisor to or of the Company who has a need to know such Third Party Confidential Information in order to perform or provide any services to the Company in the ordinary course and within the scope of such employee’s, consultant’s or advisor’s engagement by the Company.

(d)                                 The Consultant’s obligations under Section 7(b) and/or Section 7(c) hereof not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known under circumstances involving no breach by the Consultant of this Agreement, (ii) was known by the Consultant prior to the date hereof, (iii) is independently developed by the Consultant other than in the course of performing consulting services for the Company pursuant to this Agreement, (iv) was or is disclosed to the Consultant by a third party who is not under any obligation of confidentiality to the Company or the owner of any Third Party Confidential Information, (v) is disclosed by the Consultant pursuant to a request or order of any court or governmental agency, provided that the Consultant shall have promptly notified the Company of any such request or order and provided reasonable cooperation (at the Company’s expense) in the Company’s efforts, if any, to contest or limit the scope of such request or order, and/or (vi) was or is approved for release by written authorization of an authorized representative of the Company.

(e)                                  The obligations of the Consultant under this Section 7 are without prejudice, and are in addition to, any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.

8.                                      Inventions; Assignment.

(a)                                 For purposes of this Agreement, the term “Inventions” shall, subject to the provisions of Section 8(c) hereof, mean all inventions, improvements, developments, ideas, processes, innovations, discoveries, designs, creations, processes, methods, techniques, technologies, prototypes, models, plans, formulations, specifications, shop-practices, formulas, algorithms, data, drawings, reports, writings, laboratory notebooks, source and object codes, software programs, other works of authorship, product names or marks, marketing materials or programs and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patentable or registrable under patent, copyright, trademark or similar statutes, that (i) are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of rendering services to the Company at any time (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant at the Company’s facilities or during regular business hours or utilizing resources of the Company) or (ii) arise out of or are based upon any Confidential Information or Third Party Confidential Information.  For purposes of this Agreement, the term “Proprietary Rights” shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b)                                 The Consultant hereby agrees to hold any and all Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Consultant hereby assigns to the Company all of her right, title and interest in and to any and all Inventions and Proprietary Rights.  The Consultant agrees to give the Company prompt written notice of any Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Consultant’s right, title and interest in and to any Invention or Proprietary Right pursuant to the foregoing provisions of this Section 8(b).  The Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Consultant may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.  The obligations of the Consultant under this Section 8 are without prejudice, and are in addition to, any other obligations or duties of the Consultant, whether express or implied or imposed by applicable law, to assign to the Company all Inventions and all Proprietary Rights.

(c)                                  Notwithstanding anything expressed or implied in Section 8(a) or Section 8(b) to the contrary, it is hereby understood and agreed that the Consultant is not assigning, and has not agreed to assign, to the Company pursuant to this Section 8, and that the term “Inventions” shall not include, any right, title or interest in and to any inventions, improvements, developments, ideas, innovations, discoveries, designs, creations, processes, methods, techniques, technologies, prototypes, models, plans, formulations, specifications, shop-practices, formulas, algorithms, data, drawings, reports, writings, laboratory notebooks, source and object codes, software programs, other works of authorship, product names or marks, marketing materials or programs and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patentable or registrable under patent, copyright, trademark or similar statutes, that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, through the exclusive use of funds, personnel, facilities, materials or other resources not related to the Consultant’s services to the Company, provided that  they do not arise out of or are based upon any Confidential Information or Third Party Confidential Information.

(d)                                 The Consultant hereby acknowledges and agrees that those Inventions that are original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(e)                                  At the request of the Company, the Consultant will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Inventions.  The Consultant’s obligation under this Section 8(e) to assist the Company in obtaining and enforcing in any country of the world Proprietary Rights with respect to any or all Inventions shall continue beyond the Term.  If and to the extent that, at any time after the Term, the Company requests assistance from the Consultant with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Inventions, the Company shall compensate the Consultant at a reasonable rate for the time actually spent by the Consultant on such assistance.

(f)                                   By this Agreement, the Consultant hereby irrevocably constitutes and appoints the Company as her attorney-in-fact for the purpose of executing, in the Consultant’s name and on her behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 8 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world.  This power of attorney is coupled with an interest on the part of the Company.

(g)                                  Without the prior written consent of the Company, the Consultant shall not, at any time, file any patent, trademark or copyright application with respect to, or claiming, any Inventions that Consultant has assigned or is required to assign to the Company pursuant to Section 8(a) above.

9.                                      Agreement not to Solicit.

(a)                                 During the Term and for a period of one year thereafter, the Consultant shall not solicit, or arrange to have any other person or entity solicit, any person or entity engaged by the Company as an employee, customer or supplier of, or Consultant or advisor to, the Company to terminate such party’s relationship with the Company.  The time period provided for in this Section 9 shall be extended for a period of time equal to any period of time in which the Consultant shall be in violation of any provision of this Section 9 and any period of time required for litigation to enforce the provisions of this Section 9.  If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Consultant agrees that this Section 9, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10.                               Return of Documents.  All originals, copies and summaries of manuals, memoranda, notes, notebooks, records, reports, plans, drawings, specifications, devices, formulas, passwords, storage media (including software, documents and computer printouts) and other documents or items of any kind containing, disclosing, concerning or relating to Inventions, Confidential Information or Third Party Confidential Information shall, to the extent that they are in the actual or constructive possession or control of the Consultant, be delivered to the Company by the Consultant immediately upon termination of this Agreement.

11.                               No Use of Name, Etc.  Without the prior written consent of the Company, the Consultant shall not, at any time, use, for herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company.  The Company shall not use the name of the Consultant nor that of the Consultant’s past or present employer, or any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from the Consultant.  Without the prior written consent of the Company, the Consultant shall not, at any time after the termination of the Consultant’s services pursuant to this Agreement, directly or indirectly represent herself, whether on her behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

12.                               Unique Nature of Agreement; Specific Enforcement.  The Company and the Consultant agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Consultant’s violation of any of the covenants set forth in this Agreement.  The Company and the Consultant agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Consultant under this Agreement shall be specifically enforceable in equity.

13.                               Miscellaneous.

13.1.  Entire Agreement.  This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

13.2.  Waiver.  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

13.3.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).  “Affiliate of the Company” means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise.  The Consultant may not assign or transfer any or all of her rights or obligations under this Agreement.

13.4.  Disputes and Costs.  In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.  EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

13.5.  Severability.  All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation.  In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

13.6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

13.7.  Survival.  The provisions of this Section 13.7 and Sections 6, 7, 8, 9, 10, 11 and 13 shall survive the expiration of the Term and the termination of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Consulting Agreement as of the date written above as a sealed instrument.

Radius Health, Inc.

By:	/s/ Michael S. Wyzga
Name: Michael S. Wyzga
Title: President and CEO

/s/ Morana Jovan-Embiricos
Morana Jovan-Embiricos